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                                                                    EXHIBIT 99.3

[SHOPKO LOGO]

                                         NEWS RELEASE
                                  For further information contact:
                                  Sheree Olson
                                  Director of Public Relations
                                  (920) 429-4186
                                  Investor Contact: Vicki Shamion
                                  (920) 429-7039



                      CHIEF FINANCIAL OFFICER RESIGNS FROM
                               SHOPKO STORES, INC.

GREEN BAY, Wis. (June 23, 2000) - ShopKo Stores, Inc. (NYSE:SKO) today announced that Sr. Vice President, Chief Financial Officer Paul H. Freischlag, Jr. has resigned in order to pursue other business opportunities which will further leverage his experience in international and corporate transactions. Freischlag has agreed to stay with ShopKo through July 28, 2000. His successor has not been named.

Of Freischlag's two year tenure at ShopKo, William J. Podany, chairman, president and chief executive officer said, "Paul has made many valuable contributions to the company's success and in planning and executing a number of key strategic initiatives that have greatly enhanced ShopKo's position in the marketplace. Paul came to us with deep experience in international and corporate transactions, which has helped ShopKo complete the divestiture of ProVantage, the acquisition of several retail companies, and numerous other financial transactions. We want to thank Paul for his service to ShopKo and wish him well in his future endeavors."







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Freischlag said, "I feel proud of what I have accomplished in my tenure with
ShopKo. I have groomed a financial team that is ready to assume the leadership responsibilities that will lead this strong organization into the future."

ShopKo Stores, Inc., a Fortune 500 company headquartered in Green Bay, Wis., operates 327 retail stores in 22 states, primarily in the Midwest, Western Mountain and Pacific Northwest regions. Retail operations include 162 specialty discount stores operating under the ShopKo name in mid-sized and larger cities, and 165 Pamida discount stores in smaller, rural communities. For more information about ShopKo, Pamida or ProVantage, visit our web site at www.shopko.com.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to important factors which could cause ShopKo's actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in ShopKo's Annual Report on form 10-K or as may be described from time to time in ShopKo's subsequent SEC filings.













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